Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) on Form S-4 of our report dated February 7, 2017, with respect to the consolidated balance sheets of Jefferson Bankshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the hearing “Experts” in this Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 26, 2017